Exhibit 99.1
                                                                    ------------

Millennium Chemicals Logo
--------------------------------------------------------------------------------
NEWS RELEASE
                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

   Contact:  Mickey Foster
             Vice President
             Corporate and Investor Relations
             (732) 933-5140

                  MILLENNIUM CHEMICALS REPORTS IMPROVED RESULTS
                  ---------------------------------------------

                     -- 2Q02 pro forma EBITDA $74 million --
                       -- 2Q02 net debt down from 1Q02 --

Red Bank, New Jersey, July 31, 2002 -- Millennium Chemicals (NYSE-MCH) ("Millennium") announced today second quarter 2002 EPS of $0.01 compared to a loss of ($0.37) per share in the second quarter last year. Millennium reported second quarter 2002 pro forma EBITDA1 of $74 million compared to the second quarter 2001 pro forma EBITDA of $83 million and first quarter 2002 pro forma EBITDA of $34 million. Second quarter pro forma sales were $836 million, down 6 percent from last year's second quarter of $891 million and up 22 percent from the first quarter of 2002.

William M. Landuyt, Chairman and CEO of Millennium, said, "Second quarter earnings per share improved both sequentially and over the same quarter last year due to improving global business conditions, stronger global demand in many of our businesses and cost savings. Even allowing for an approximately $5 million pretax benefit from settling certain legacy claims, selling, development and administrative costs in the second quarter declined significantly from last year's second quarter and were down substantially in the first half of 2002 versus the same period in 2001. Solid demand for Millennium's products in most markets is supporting price increases and continued improvement in operating results is expected for Millennium's wholly owned businesses in the second half of 2002."

In the second quarter of 2002, Millennium reported net income of $1 million compared to a net loss of ($23) million in the second quarter last year. Basic and diluted EPS in the second quarter of 2002 were $0.01 compared to basic and diluted loss per share of ($0.37) in the comparable period last year.

An after-tax profit of $3 million, or $0.05 per share, related to the resolution of certain legacy claims was recorded as a one-time item in the second quarter of 2002. Excluding this unusual item, second quarter 2002 results would have been a loss of ($2) million or ($0.04) per share. Included in the second quarter of 2001 was a ($20) million after-tax charge, or ($0.31) per share, related to

--------
1 EBITDA represents income from operations before interest, taxes, depreciation and amortization, other income items, equity earnings, reorganization charges and the cumulative effect of accounting changes. Pro forma EBITDA, presented for comparative purposes, includes the Company's underlying interest in Equistar's results, including an allocation of costs incurred by the Company. Pro forma sales includes the Company's underlying interest in Equistar's sales.

Millennium idling its high-cost sulfate-process titanium dioxide facility at Hawkins Point, Maryland and reducing its worldwide workforce. Excluding these unusual items, second quarter 2001 results would have been a loss of ($3) million or ($0.06) per share.

Goodwill amortization, which was eliminated due to the adoption of SFAS No. 142 on January 1, 2002, was a charge to income of $11 million for the six months ending June 30, 2001, including the Company's share of Equistar's goodwill amortization.

Net debt (total debt less cash) at June 30, 2002 declined to $1.094 billion versus $1.122 billion at the end of the first quarter of 2002. John E. Lushefski, Senior Vice President and Chief Financial Officer of Millennium, said, "Net debt declined $28 million during the quarter as Millennium's businesses generated cash and we received a tax refund of $15 million. Millennium completed a refinancing during the quarter and repaid all outstanding borrowings under its $175 million revolving credit facility."

Net interest expense of $21 million in the second quarter of 2002 was flat with the second quarter last year. Year-to-date capital spending was $25 million compared to $61 million during the first six months of 2001. Depreciation and amortization was $50 million for Millennium's wholly owned businesses in the first six months of 2002. Full year capital spending is expected to approximate $65 to $70 million in 2002, while depreciation and amortization should total about $100 million.

Dividends
---------
Millennium declared a quarterly dividend on its common stock of $0.135 per share. The dividend will be payable on September 30, 2002 to shareholders of record on September 12, 2002. The ex-dividend date will be September 10, 2002.

TITANIUM DIOXIDE
----------------
The Titanium Dioxide (TiO2) segment reported second quarter EBITDA of $34 million, compared to $40 million in the second quarter last year and $31 million in this year's first quarter. EBITDA improved in the second quarter of 2002 over the first quarter due to higher prices and increased sales volume.

In local currencies, average second quarter prices were 12 percent lower than last year's second quarter and 1 percent higher than the prior quarter. In U.S. dollar terms, the worldwide average second quarter price was 11 percent lower than the same quarter last year and 2 percent higher than the first quarter of 2002. Millennium and most major producers announced two global price increases, which cumulatively total about 15 percent, during the first six months of 2002. A majority of the first price increase is being realized in the third quarter of 2002. The success and timing of these price increases will depend upon the continuation of the patterns of increases in downstream customer demand experienced in the first six months.

Second quarter TiO2 sales volume of 168,000 metric tons was up 12 percent from both the second quarter of last year and this year's first quarter. Volume was up in the second quarter of 2002 due to strong demand from the coatings season and improving global business conditions.

The second quarter's TiO2 operating rate was 88 percent of annual nameplate capacity of 690,000 metric tons compared to 85 percent of annual nameplate capacity of 712,000 metric tons in last year's second quarter, and 80 percent of annual nameplate capacity of 690,000 metric tons in the first quarter of 2002. Operating rates are expected to rise for the balance of the year to satisfy demand and seasonally build inventories.

Manufacturing cost per ton in the second quarter of 2002 increased 3 percent from the first quarter of 2002 primarily related to the effect of currency exchange. If the effect of currency exchange is excluded, the increase was 1 percent.

Outlook
Operating results should continue to improve in the third quarter over the second quarter, as it is expected that sales volume will continue to be robust but seasonally lower, and price increases gradually obtained during the second quarter will be in effect for the full third quarter. This is expected to be partially offset by higher incentive pay costs.

ACETYLS
-------
The Acetyls segment reported second quarter EBITDA of $7 million compared to $10 million in the second quarter last year and negative ($4) million in the first quarter of 2002. The first quarter of 2002 results were negatively impacted by $7 million due to unfavorable fixed-price natural gas purchase positions. These positions expired in March of 2002.

 VAM prices in the second quarter were down 26 percent compared to the second quarter last year and up 3 percent from the first quarter of 2002. Acetic acid prices in the second quarter were down 21 percent from the comparable period last year and up 3 percent from the first quarter of 2002. Millennium announced another global price increase for VAM and acetic acid effective July 1, 2002.

 Strong demand in the second quarter of 2002 led to higher sales volume for all product lines when compared to the second quarter of last year and seasonally higher than this year's first quarter.

 Outlook
 Third quarter operating results should continue to show improvement over the second quarter as announced price increases are realized. Key raw material costs, including costs for natural gas and ethylene, are expected to be relatively stable through the third quarter.

SPECIALTY CHEMICALS
-------------------
The Specialty Chemicals segment reported second quarter EBITDA of $4 million, compared to $6 million in both last year's second quarter and the first quarter of 2002. Sales volume was down 25 percent from last year's second quarter and down 14 percent from the first quarter of 2002. The reduced volume is primarily in lower margin pine oil and basic fragrance products.

As a result of both mix and price increases instituted early this year, average selling prices increased 24 percent compared to last year's second quarter and increased 5 percent from the first quarter of 2002. The price of crude sulfate turpentine, the key raw material, remained unchanged from last year's second quarter and the first quarter of 2002.

Outlook
Sales demand has recently begun to rebound from disappointing second quarter levels and operating results in the third quarter are expected to be similar to the results in the second quarter of 2002. Fragrance chemical markets remain competitive, but new flavor products are contributing to results.

EQUISTAR
--------
Millennium's 29.5 percent stake in Equistar generated a post-interest equity loss of ($10) million in the second quarters of both 2002 and 2001 compared to a ($39) million equity loss in the first quarter of 2002. Compared to the first quarter, margins improved across most product lines while sales volume remained strong.

Improvement in petrochemicals was due primarily to price increases across the entire product range. Compared to the first quarter, Equistar's net cost of ethylene production remained stable, as rising olefin raw material costs were largely offset by increases in co-product prices and by the expiration of fixed-price gas contracts, which negatively impacted first quarter results. Price for Equistar's polymers products largely kept pace with price increases in ethylene and propylene. Consequently, results for this segment remained relatively unchanged from the first quarter. Ethylene volumes increased by 7 percent and polymer volumes were up 85 million pounds or approximately 6 percent.

Millennium's share of underlying second quarter sales was $431 million; of operating income, $5 million; and of EBITDA, $26 million. Equistar did not distribute any cash to Millennium in the second quarter of 2002.

Outlook
Results should improve in the third quarter compared to the second quarter as polymer price increases begun in the second quarter are more fully realized.

Millennium Chemicals (website: www.millenniumchem.com) is a major international chemicals company, with leading market positions in a broad range of commodity, industrial, performance and specialty chemicals.

Millennium Chemicals is:
o The second-largest producer of TiO2 in the world and a leading producer of titanium tetrachloride and other products, including zirconia, cadmium/selenium pigments and silica gel;
o The second-largest producer of acetic acid and vinyl acetate monomer in North America;
o        A leading producer of fragrance chemicals; and,
o Through its partnership interest in Equistar Chemicals, LP, a partner in the second-largest producer of ethylene and third-largest producer of polyethylene in North America, and a leading producer of ethylene oxide and its derivatives and high value-added specialty polymers.

The statements in this press release that are not historical facts are, or may be deemed to be, "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by the use of forward-looking terminology such as "prospects," "outlook," "believes," "estimates," "intends," "may," "will," "should," "anticipates," "expects" or "plans," or the negative or other variation of these or similar words, or by discussion of trends and conditions, strategy or risks and uncertainties. In addition, from time to time, Millennium or its representatives have made or may make forward-looking statements in other filings that Millennium makes with the Securities and Exchange Commission, in press releases or in oral statements made by or with the approval of one of its authorized executive officers. These forward-looking statements are only present expectations. Actual events or results may differ materially. Factors that could cause such a difference include: the cyclicality and volatility of the segments of the chemical industry in which Millennium and Equistar Chemicals, LP ("Equistar") operate, particularly fluctuations in the demand for ethylene, its derivatives and acetyls and the sensitivity of these industry segments to capacity additions; general economic conditions in the geographic regions where Millennium and Equistar generate sales, and the impact of government regulation and other external factors; the ability of Equistar to distribute cash to its partners and uncertainties arising from the shared control of Equistar and Millennium's future capital commitments to Equistar; changes in the cost of energy and raw materials; the ability of raw material suppliers to fulfill their commitments; the ability of Millennium and Equistar to achieve their productivity improvement, cost reduction and working capital targets; the occurrence of operating problems at manufacturing facilities of Millennium or Equistar; fluctuations in currency exchange rates and other risks of doing business abroad; the cost of compliance with the extensive environmental regulations affecting the chemical industry and exposure to liabilities for environmental remediation and other environmental matters; pricing and other competitive pressures; and exposure to legal proceedings relating to present and former operations (including proceedings based on exposure to lead pigments, asbestos and other materials) and other claims. A further description of these risks, uncertainties and other matters can be found in Exhibit 99.1 to Millennium's Report on Form 10-K for the year ended December 31, 2001. Millennium disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

                                 (Tables follow)


Listen in live to Millennium's 2002 second quarter earnings discussion and outlook for 2002 on Wednesday, July 31st at 10:00 am EDT via webcast at http://www.millenniumchem.com and click on the Investor Relations icon.

                    The teleconference number is 973-582-2732
            Replay will be available until August 7, 2002, by dialing
                        973-341-3080 enter pin #3370672.

                            MILLENNIUM CHEMICALS INC.
                      Consolidated Statements of Operations
                        (Millions, except per share data)
TABLE  I
                                                             Three months ended                Six months ended
                                                                 June 30,                           June 30,
                                                          --------------------------      --------------------------
                                                            2002              2001           2002             2001
                                                            ----              ----           -----            ----
Net sales                                                 $  405            $  419         $  756           $   863
Operating costs and expenses
         Cost of products sold                               336               328            628               671
         Selling, development and
          administrative expenses                             21                35             44                78
                                                       ---------         ---------      ---------        ----------

EBITDA                                                        48                56             84               114

Depreciation and amortization                                 25                27             50               55
                                                       ---------          --------      ---------        ----------
Operating income before reorganization
  and plant closure charges                                   23                29             34                59
Net interest expense                                         (21)              (22)           (42)              (42)
Equity in results of Equistar  - operating                     5                 3            (19)               (2)
                               - interest                    (15)              (13)           (30)              (27)
                               - plant closure                 -                 -              -                (6)
Reorganization and plant closure charges                       -               (31)             -               (36)
Net other expense                                              -                 -             (1)               (1)
                                                     -----------       ------------            ---       -----------

Loss before income taxes, minority
   interest and cumulative
   effect of accounting change                                (8)              (34)           (58)              (55)

Benefit from income taxes                                      9                12             29                18
                                                      -----------        ---------       ---------        ----------

Income (loss) before minority interest
   and cumulative effect of account change                     1               (22)           (29)              (37)
Minority interest                                              -                (1)            (1)               (2)
                                                    -------------       -----------     ----------       -----------

Income (loss) before cumulative
  effect of accounting change                                  1               (23)           (30)              (39)
Cumulative effect of accounting change                         -                 -           (305)                -
                                                    -------------       -----------     ----------       -----------

Net income (loss)                                      $       1          $    (23)      $   (335)         $    (39)
                                                       =========          =========      =========         =========

Basic and diluted EPS ($/share)
               - before accounting change               $   0.01           $ (0.37)       $ (0.48)          $ (0.61)
               - from accounting change                        -                 -          (4.80)                -
                                                    ------------       ------------      ---------      -----------
               - after accounting change                $   0.01           $ (0.37)       $ (5.28)          $ (0.61)
                                                       =========           ========       ========          ========

Weighted average number of shares
  used to compute basic EPS                               63.546            63.518         63.511            63.514

Weighted average number of shares
  used to compute diluted EPS                             63.976            63.518         63.511            63.514

                            MILLENNIUM CHEMICALS INC.
                               SEGMENT INFORMATION
                                   (Millions)
TABLE II

                                                             2001                                     2002
                                       ------------------------------------------------          ---------------
                                        1Q         2Q         3Q           4Q       FY            1Q       2Q
                                       ------------------------------------------------          ---------------
EBITDA1
Titanium Dioxide                        49         40         42          29       160             31       34
Acetyls                                  2         10          2          (7)        7             (4)       7
Specialty Chemicals                      6          6          5           3        20              6        4
Other                                    1          -          2           2         5              3        3
                                       -----------------------------------------------         ---------------

REPORTED                                58         56         51          27       192             36       48
Equistar                                19         27         12          10        68             (2)      26
                                       -----------------------------------------------         ---------------
PRO FORMA TOTAL                         77         83         63          37       260             34       74

DEPRECIATION AND AMORTIZATION
Titanium Dioxide                        21         20         21          19        81             20       20
Acetyls                                  5          5          5           6        21              3        3
Specialty Chemicals                      2          2          2           2         8              2        2
                                       -----------------------------------------------         ---------------
REPORTED                                28         27         28          27       110             25       25
Equistar                                23         24         24          24        95             22       21
                                       -----------------------------------------------         ---------------
PRO FORMA TOTAL                         51         51         52          51       205             47       46

OPERATING INCOME1
Titanium Dioxide                        28         20         21          10        79             11       14
Acetyls                                 (3)         5         (3)        (13)      (14)            (7)       4
Specialty Chemicals                      4          4          3           1        12              4        2
Other                                    1          -          2           2         5              3        3
                                       -----------------------------------------------         ---------------

REPORTED                                30         29         23           -        82             11       23
Equistar                                (4)         3        (12)        (14)      (27)           (24)       5
                                       -----------------------------------------------         ---------------
PRO FORMA TOTAL                         26         32         11         (14)       55            (13)      28

NET SALES
Titanium Dioxide                       319        298        286         242     1,145            262      300
Acetyls                                 99         98         85          73       355             65       83
Specialty Chemicals                     26         23         22          19        90             24       22
                                       -----------------------------------------------         ---------------

REPORTED                               444        419        393         334     1,590            351      405
Equistar                               523        472        399         350     1,744            335      431
                                       -----------------------------------------------         ---------------
PRO FORMA TOTAL                        967        891        792         684     3,334            686      836

CAPITAL SPENDING
Titanium Dioxide                        23         26         23          10        82             12       11
Acetyls                                  2          3          -           1         6              -        -
Specialty Chemicals                      1          1          1           -         3              1        1
Other                                    2          3          -           1         6              -        -
                                       -----------------------------------------------         ---------------
TOTAL                                   28         33         24          12        97             13       12


----------
1 EBITDA and operating income for purposes of this presentation exclude reorganization and plant closure charges recorded in the first and second quarter of 2001, and the second quarter of 2002 includes a $5 million adjustment of reserves due to favorable developments in legacy claims reserved for in prior years.

                            MILLENNIUM CHEMICALS INC.
                           CONSOLIDATED BALANCE SHEETS
                                   (Millions)

TABLE III
                                                               June 30,       December 31,
                                                                 2002            2001
                                                                ------          ------
ASSETS
Current Assets
       Cash and cash equivalents                                $  122          $  114
       Trade receivables, net                                      218             215
       Inventories                                                 330             370
       Other current assets                                         82              61
                                                                ------          ------

           Total current assets                                    752             760

Property, plant and equipment, net                                 869             880
Investment in Equistar                                             602             677
Deferred income taxes                                               94              72
Other assets                                                       255             237
Goodwill                                                           103             378
                                                                ------          ------

            Total assets                                        $2,675          $3,004
                                                                ======          ======

LIABILITIES AND SHAREHOLDERS'  EQUITY
Current Liabilities
       Notes payable                                            $    7          $    4

       Current maturities of long-term debt                         13              11

       Trade accounts payable                                      208             222

       Income taxes payable                                          8               7
       Accrued expenses and other liabilities                      138             139
                                                                ------          ------

           Total current liabilities                               374             383

Long-term debt                                                   1,196           1,172
Other liabilities                                                  531             550
                                                                ------          ------

           Total liabilities                                     2,101           2,105
                                                                ------          ------

Minority interest                                                   19              21
Shareholders' equity                                               555             878
                                                                ------          ------

            Total liabilities and shareholders' equity          $2,675          $3,004
                                                                ======          ======

                            MILLENNIUM CHEMICALS INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Millions)

TABLE IV
                                                                                        Six months ended
                                                                                             June 30,
                                                                             --------------------------------------
                                                                                     2002                      2001
                                                                             ------------                   -------
Cash flows from operating activities
   Net loss                                                                     $    (335)               $      (39)

   Adjustments to reconcile net loss to
    net cash (used in) provided by operating
     activities:
      Cumulative effect of accounting change                                          305                         -
      Write-off of assets related to plant closure                                      -                        10
      Depreciation and amortization                                                    50                        55
      Deferred income tax benefit                                                     (26)                       (6)
      Equity in loss of Equistar                                                       49                        35
      Net change in trade working capital                                             (26)                       36
      Securitization of accounts receivable                                            50                         -
      Net change in other assets and liabilities                                      (53)                      (85)
                                                                              -----------                ----------
Cash provided by operating activities                                                  14                         6
                                                                              -----------              ------------

Cash flows from investing activities
   Capital expenditures                                                               (25)                      (61)
   Proceeds from sale of fixed assets                                                   -                         2
                                                                            -------------               ------------
Cash used in investing activities                                                     (25)                      (59)
                                                                            --------------              ------------

Cash flows from financing activities
   Dividends to shareholders                                                           (9)                      (17)

   Net proceeds of borrowings                                                          27                        33
                                                                             ------------              ------------
Cash provided by financing activities                                                  18                        16
                                                                            -------------              ------------

Effect of exchange rate changes on cash                                                 1                        (3)
                                                                            -------------              ------------
Increase (decrease) in cash and cash equivalents                                        8                       (40)
Cash and cash equivalents at beginning of year                                        114                       107
                                                                             ------------             -------------

Cash and cash equivalents at end of period                                  $         122              $         67
                                                                            =============              ============